EX-99.(s)

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

Power of Attorney

Know All Persons By These Presents, that each person whose signature appears below hereby constitutes and appoints James A. McNamara, Caroline L. Kraus and Joseph F. DiMaria, jointly and severally, and each of them, his or her true and lawful attorneys-in-fact and agents, each with power and authority of substitution and resubstitution, for him or her in any and all capacities to sign the Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of Goldman Sachs Real Estate Diversified Income Fund and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other instruments or documents in connection therewith, with the U.S. Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

WITNESS our hands on the date(s) set forth below.

Name	Title	Date

/s/ James A. McNamara	President (Chief Executive Officer) and Trustee	March 16, 2022
James A. McNamara

/s/ Joseph F. DiMaria	Treasurer, Principal Financial Officer and Principal Accounting Officer	March 16, 2022
Joseph F. DiMaria

/s/ Cheryl K. Beebe	Chair and Trustee	March 16, 2022
Cheryl K. Beebe

/s/ Lawrence Hughes	Trustee	March 16, 2022
Lawrence Hughes

/s/ John F. Killian	Trustee	March 16, 2022
John F. Killian

/s/ Steven D. Krichmar	Trustee	March 16, 2022
Steven D. Krichmar

/s/ Linda A. Lang	Trustee	March 16, 2022
Linda A. Lang

/s/ Michael Latham	Trustee	March 16, 2022
Michael Latham

/s/ Lawrence W. Stranghoener	Trustee	March 16, 2022
Lawrence W. Stranghoener